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EXHIBIT 21.1

Name and               Place of
Headquarters           Formation     Ownership Percentage    Business
------------           ---------     --------------------    --------
Chemotrade GmbH        Germany       100%                    Chemotrade and its subsidiary are value-added
Dusseldorf, Germany                                          re-sellers of stable and radioactive isotopes.

                                                             They supply radioactive isotopes for pharmaceutical
Chemotrade Leipzig     Germany       75% (through            and industrial research as well as for industrial
GmbH                                 Chemotrade)             and medical imaging, calibration sources and for
Leipzig, Germany                                             brachytherapy applications.

                                                             Additionally, they supply various stable isotope
                                                             labeled compounds for pharmaceutical research and
                                                             drug design, as well as oxygen-18 for use in
                                                             producing a radioisotope used in positron emission
                                                             Chemotrade GmbH tomography. Their market is
                                                             primarily Europe, but Dusseldorf, Germany Germany
                                                             100% sales are also made to North America and Asia.

      The foregoing does not include Isonics' minority ownership in two companies which are not considered to be subsidiaries:

      o Interpro Zinc, LLC, a Colorado entity which engages in the research and development for the recovery and recycling of zinc metal from various sources. Isonics has a 25% interest in this entity.
      o Institut of Umwelttechnologien GmbH ("IUT"), an entity based in Berlin, Germany which performs research and development, and manufacturing of radioisotopes. Isonics has a 6% interest in this entity through Chemotrade.